AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON DECEMBER 23, 2002

                                                    REGISTRATION NO. 333-27141
==============================================================================

                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549
                          ---------------------------

                       POST-EFFECTIVE AMENDMENT NO. 1 TO
                                   FORM S-3
                            REGISTRATION STATEMENT
                                     UNDER
                          THE SECURITIES ACT OF 1933
                          ---------------------------

                               IOS CAPITAL, LLC
            (Exact name of registrant as specified in its charter)

              Delaware                                 23-2493042
    (State or other jurisdiction        (I.R.S. employer identification number)
  of incorporation or organization)
                          ---------------------------

                                1738 Bass Road,
                             Macon, Georgia 31210
                                (478) 471-2300
              (Address, including zip code, and telephone number,
       including area code, of registrant's principal executive offices)
                          ---------------------------

                               Don H. Liu, ESQ.
                          IKON Office Solutions, Inc.
             Senior Vice President, General Counsel and Secretary
                                 P.O. Box 834
                            Valley Forge, PA 19482
                                (610) 296-8000
           (Name, address, including zip code, and telephone number,
                  including area code, of agent for service)
                          ---------------------------

                                  COPIES TO:
                           Robert R. Rosenman, ESQ.
                            Cravath, Swaine & Moore
                                Worldwide Plaza
                               825 Eighth Avenue
                              New York, NY 10019
                                (212) 474-1000
                          ---------------------------

       APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:

        From time to time after the effective date of this registration statement, as determined by the registrant in light of market conditions.
                          ---------------------------

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box: [ ]

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, please check the following box: [X]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: [ ]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: [ ]

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box: [ ]

                          ---------------------------


==============================================================================


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                                                                             2

          ADOPTION OF REGISTRATION STATEMENT - INTRODUCTORY STATEMENT
                        NOT FORMING PART OF PROSPECTUS

On January 11, 2002, IOS Capital, Inc. was converted to a limited liability company pursuant to Section 18- 214 of the Delaware Limited Liability Company Act (6.Del.C.ss.ss.18-101 et seq.) and Section 266 of the General Corporation Law of Delaware. The resulting entity is named IOS Capital, LLC and is a Delaware limited liability company. IOS Capital, LLC's sole member is IKON Office Solutions, Inc.

By filing this Post-Effective Amendment No. 1 to the Registration Statement, and except as modified by it, IOS Capital, LLC hereby expressly adopts all statements contained in the Registration Statement File No. 333-27141 as its own registration statement for all purposes of the Securities Act of 1933, as amended and the Securities Exchange Act of 1934 and represents that all of the requirements for registration by a successor issuer contained in Rule 414 of the Securities Act have been met.

The applicable registration fees were paid at the time of the original filing of Registration Statement File No. 333-27141.

PROSPECTUS

                               [IOS CAPITAL, LLC
                                     LOGO]

                                 $873,250,000

                               IOS CAPITAL, LLC
                                DEBT SECURITIES

                     ------------------------------------


      IOS Capital, LLC, formerly IOS Capital, Inc., and before that IKON Capital, Inc., will offer and sell from time to time up to $873,250,000 aggregate principal amount of debt securities. We will provide specific terms of these debt securities in supplements to this prospectus. The terms of the debt securities will include the initial offering price, aggregate amount of the offering, listing on any securities exchange or quotation system, risk factors and the agents, dealers, or underwriters, if any, to be used in connection with the sale of these debt securities. You should read
               this prospectus and any supplement, together with
                any and all documents incorporated by reference
                    herein and in any supplement, carefully
                              before you invest.

INVESTING IN OUR DEBT SECURITIES INVOLVES RISKS. SEE "RISK FACTORS" BEGINNING ON PAGE 8 OF THE ACCOMPANYING PROSPECTUS SUPPLEMENT.

_______________________________________________________________________________


NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

_______________________________________________________________________________


               The date of this Prospectus is December 23, 2002

                               TABLE OF CONTENTS


About This Prospectus........................................................5
Where You Can Find More Information..........................................5
Incorporation By Reference...................................................5
Forward-Looking Statements...................................................6
IOSC.........................................................................7
Risk Factors ................................................................8
Relationship with IKON Office Solutions, Inc................................11
Ratio of Earnings to Fixed Charges..........................................12
Use of Proceeds.............................................................12
Description of Debt Securities..............................................13
Plan of Distribution........................................................19
Legal Matters...............................................................21
Experts.....................................................................21

                              ------------------


You should rely only on the information contained or incorporated by reference in this prospectus. We have not authorized anyone to provide you with additional or different information. If anyone provides you with additional, different or inconsistent information, you should not rely on it. We are offering to sell the debt securities, and seeking offers to buy the debt securities, only in jurisdictions where offers and sales are permitted. You should not assume that the information we have included in this prospectus is accurate as of any date other than the date of this prospectus or that any information we have incorporated by reference is accurate as of any date other than the date of the document incorporated by reference. Our business, financial condition and results of operations may have changed since that date.

                             ABOUT THIS PROSPECTUS


This prospectus relates to a registration statement that we filed with the Securities and Exchange Commission using a shelf registration process. Under the shelf registration process, we originally registered $2,017,750,000 of our debt securities. Prior to the date of this prospectus, we sold
$1,144,500,000 of these debt securities in various transactions. Using this prospectus, we may sell the remaining debt securities registered under that shelf registration process in any combination and in one or more offerings up to $873,250,000. This prospectus provides you with a general description of the debt securities we may offer. Each time we sell debt securities, we will provide a prospectus supplement that will contain specific information about the terms of that offering. The prospectus supplement may also add, update or change information contained in this prospectus. You should read both this prospectus and any prospectus supplement, together with any additional information described under the heading "Where You Can Find More Information."

References in this prospectus to "the Company," "we," "us" or other similar terms mean IOS Capital, LLC, unless the context clearly indicates otherwise. We are the successor to IOS Capital, Inc., a Delaware corporation, as the result of a conversion of IOS Capital, Inc. into us effective January 11, 2002. Accordingly, references in this prospectus to "the Company," "we," "us" or other similar terms mean and include IOS Capital, Inc., if the references are to events or facts occurring or existing prior to the conversion. References to "IKON" solely refer to IKON Office Solutions, Inc. In connection with the conversion, IOS Capital, LLC succeeded to all the assets and assumed all the liabilities and obligations of IOS Capital, Inc.

                      WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports and other information with the SEC. You may read and copy any materials that we file with the SEC at the SEC's public reference room at Room 1024, 450 fifth Street, N.W., Washington, D.C. You can request copies of these documents by writing to the SEC and paying a fee for the copying cost. Please call the SEC at 1-800-SEC-0330 for more information about the operation of the public reference rooms. SEC filings are also available at the SEC's Internet website at "http://www.sec.gov." In addition, you can read and copy the SEC filings at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005.

This prospectus is part of a registration statement on Form S-3 under the Securities Act. This prospectus does not contain all of the information in the registration statement. Certain information in the registration statement has been omitted from the prospectus in accordance with the rules of the SEC. Any statements made in this prospectus concerning the provisions of legal documents are not necessarily complete and you should read the documents which are filed as exhibits to the registration statement or otherwise filed with the SEC.

                          INCORPORATION BY REFERENCE

IOSC discloses important information to you by referring you to documents that we and IKON has previously filed with the SEC or documents that IOSC may file with the SEC in the future.

o IOSC's Annual Report on Form 10-K for the fiscal year ended September 30, 2001;

o IOSC's Quarterly Reports on Form 10-Q for the quarter ended December 31, 2001, March 31, 2002 and June 30, 2002; and

o IOSC's current reports on Form 8-K, as filed with the SEC on October, 5, 2001, October 31, 2001, January 18, 2002, January 30, 2002, March 15,
     2002, April 29, 2002, May 7, 2002, May 29, 2002 and July 31, 2002.

All documents filed by IOSC pursuant to Section 13(a), 13(c), 14 or 15(d) of the 1934 Act subsequent to the date of this Prospectus and prior to the termination of the offering of the Securities shall be deemed to be incorporated by reference in this Prospectus and to be a part hereof from the date of filing of such documents. This Prospectus does not contain all information set forth in the Registration Statement and Exhibits thereto and other documents which we have filed with the Commission and to which reference is made hereby.

We will provide without charge to each person, including any beneficial owner, to whom a copy of this Prospectus is delivered, on the written or oral request of any such person, a copy of any or all of the documents referred to above which have been incorporated in this Prospectus by reference, other than exhibits to such documents (unless such exhibits are specifically incorporated by reference in such documents). You may request a copy of these filings, at no cost, either orally or by writing to us at the following address:

                         Investor Relations Department
                               IOS Capital, LLC
                           70 Valley Stream Parkway
                          Malvern, Pennsylvania 19355
                      (telephone number: (610) 296-8000)


                          FORWARD-LOOKING STATEMENTS

This prospectus, any applicable prospectus supplement and the documents incorporated by reference into this prospectus and any applicable prospectus supplement may contain forward- looking statements. We have based these forward-looking statements on our current expectations and projections about future events. You can find these statements by looking for words such as "believes," "expects"' "anticipates," "intends," "plans," "may," "will," and "potential" or similar expressions. These forward-looking statements are subject to risks, uncertainties and assumptions about us.

For these statements, IOSC claims protection under the safe harbor for forward-looking statements contained in Section 27A of the Securities Act. Some of the factors that may cause actual results to differ materially from those contemplated by the forward-looking statements include, but are not limited to:

o conducting operations in a competitive environment and a changing industry (which includes technical services and products that are relatively new to the industry, the Company and IKON);

o delays, difficulties, management transitions and employment issues associated with consolidations and changes in business operations;

o    risks relating to existing and future vendor relationships;

o risks relating to foreign currency exchange, and other economic, legal and political issues associated with international operations;

o the Company's ability to access capital and meet its debt service requirements (including sensitivity to fluctuation in interest rates); and

o    general economic conditions.

Certain additional risks and uncertainties are set forth under the heading "Risk Factors" beginning on page 8 and any Risk Factors set forth and cautionary language in any prospectus supplement and our Annual Reports on Form 10-K incorporated herein by reference. As a consequence of these and other risks and uncertainties, current plans, anticipated actions and future financial condition and results may differ materially from those expressed in any forward-looking statements made by or on behalf of the Company.



                                     IOSC

On January 11, 2002, IOS Capital, Inc. converted its form of business organization from a Delaware corporation to a Delaware limited liability company pursuant to Section 18-214 of the Delaware Limited Liability Company Act and Section 266 of the General Corporation Law of Delaware.

IOS Capital, Inc., formerly known as IKON Capital, Inc., was formed in 1987. We are engaged in the business of arranging lease financing exclusively for office equipment marketed by IKON's U.S. marketplaces. We are a Delaware limited liability Company.

Our principal executive offices are located at 1738 Bass Road, Macon, Georgia 31210 and our telephone number is: (478) 471-2300.

                                 RISK FACTORS

         An investment in the debt securities involves a high degree of risk. Before you decide to purchase the debt securities, you should carefully consider these risk factors together with all of the other information included in this prospectus.


                       RISKS RELATED TO IOSC'S BUSINESS

OUR SUCCESS IS SUBSTANTIALLY DEPENDENT UPON THE SUCCESS OF OUR PARENT, IKON OFFICE SOLUTIONS, INC.

     IKON originates substantially all of our leases and provides us with administrative services. As a result, our business is substantially dependent on IKON. Accordingly, our business is vulnerable to the risks associated with IKON's ability to sell the office equipment that we lease. For example, if IKON fails to adapt successfully to the industry's transition to digital technology, experiences a deterioration in its relationships with vendors, is unable to meet changing customer needs or loses major customers, its business could be materially and adversely affected, resulting in a negative impact on our business.


IF WE LOSE OUR ACCESS TO CAPITAL, OUR BUSINESS WILL SUFFER.

     Our business depends on our ability to raise substantial amounts of capital to finance leases at competitive rates. If we lose our access to capital, we will be unable to originate new leases, and we may be unable to refinance our outstanding debt. We fund our capital needs using asset securitization transactions, public offerings of our debt securities, borrowings from commercial lenders and loans from IKON. We rely primarily on asset securitization transactions to finance our lease receivables. In these transactions, we sell lease receivables with standardized terms to special purpose financing vehicles which sell debt securities backed by a pledge of the lease receivables. The financing vehicles are overcollateralized with receivables, and are further secured with credit support provided by a third party insurer. If we are unable to originate lease receivables with the required standardized terms, or we otherwise lose access to the market for debt securities backed by lease receivables, we will need to develop alternative funding sources. For temporary liquidity until we accumulate a pool of lease receivables large enough for securitization, we use loans from IKON and asset backed securitization conduits which permit us to borrow up to an aggregate of $705 million against eligible receivables. We cannot assure you that we will continue to have access to our current funding sources, or that IKON will be able to provide us with additional funding, on terms that allow us to provide leases on competitive terms.

OUR INDEBTEDNESS COULD ADVERSELY AFFECT OUR ABILITY TO OBTAIN FINANCING AND TO COMPETE EFFECTIVELY, AND WE MAY INCUR SUBSTANTIALLY MORE DEBT.

     We have senior indebtedness outstanding, some of which is secured by lease receivables. Our indebtedness could have important consequences to you. For example, it could:

          limit our ability to obtain additional financing;

          increase our vulnerability to general adverse economic and industry conditions;

          limit our flexibility in planning for, or reacting to, changes in our business and the industry; and

          place us at a competitive disadvantage relative to our competitors.

     Additionally, we may incur substantially more debt in the future. The terms of the debt securities will not prohibit us from doing so, unless so specified in a prospectus supplement. If new debt is added to our current levels, the related risks described above could intensify.


             RISKS ASSOCIATED WITH THE EQUIPMENT LEASING BUSINESS

WE MAKE NUMEROUS ASSUMPTIONS IN THE EVALUATION OF CUSTOMERS' ABILITY TO MEET THEIR OBLIGATIONS TO US AND IN OUR VALUATION OF LEASES, MISCALCULATION IN THESE JUDGMENTS COULD RESULT IN LOWER THAN EXPECTED ASSET VALUES AND WEAK OPERATING RESULTS.

     The equipment leasing business is subject to a variety of risks, including technological and economic obsolescence and the creditworthiness of lessees and their ability to meet their rental payment obligations as they become due. While we investigate prospective lessees to ascertain whether they will be able to meet their obligations under proposed leases, the ability of our lessees to meet their lease obligations is subject to risks, such as general economic conditions, over which we have little influence or control. We estimate reserves based on the creditworthiness of lessees and the probability of lease payment defaults. While we do not expect future write-offs in excess of such reserves, there are a number of circumstances beyond our control, such as a further downturn in the economy, that may cause such write-offs to occur. Write-offs in excess of our reserves would adversely impact our profitability and our ability to repay holders of any debt securities. We may also suffer significant losses if we are unable to realize the residual values we have assumed for our equipment at lease termination.


COMPETITION IN THE EQUIPMENT LEASING BUSINESS IS GREAT AND SOME OF OUR COMPETITORS MAY BE MORE COMPETITIVE THAN US.

     The finance business in which we are engaged is highly competitive. Competitors include leasing companies, commercial finance companies, commercial banks, other financial institutions and manufacturers of office equipment, such as Canon and Ricoh. We compete primarily on the basis of financing rates, customer convenience and quality customer service. Our financing activities are dependent upon IKON's ability to originate leases for us, which is subject to substantial competition by both independent office equipment dealers and the direct sales force of office equipment manufacturers. Certain competitors in the finance business may be able to provide more competitive financing solutions than us. As a result, our profitability and ability to repay holders of the debt securities could be adversely impacted.


IF OUR INTEREST RATE SWAP COUNTERPARTIES FAIL, OUR INTEREST RATE EXPENSE MAY INCREASE AND REDUCE OUR NET INCOME.

     We incur debt to fund the origination of leases for IKON's customers. The interest rates charged on the debt are based on current market conditions and include floating interest rates such as LIBOR. While we do not enter into swap agreements for trading purposes, we do enter into interest rate swap agreements to effectively achieve fixed-rates on floating rate debt so that we can fund our fixed rate lease assets with fixed rate funding in order to mitigate the risk of using floating rate borrowings to fund fixed-rate lease assets. However, there is no certainty that the counterparties to the swap agreements that we enter into will satisfy the terms of the agreements.

CHANGES IN OUR CREDIT RATINGS MAY NEGATIVELY IMPACT OUR LIQUIDITY AND ACCESS TO CAPITAL.

     We act as servicer pursuant to the agreements through which our leases have been securitized and receive substantial payments in return for acting as servicer. If our credit rating is downgraded to Ba2 by Moody's or to BB by Standard & Poor's, Ambac Assurance Corporation, the insurer of these lease securitizations, can designate a new servicer under these agreements, in which case we would no longer receive these payments. Additionally, we have revolving asset securitization conduit arrangements with various financial institutions. If our credit rating is downgraded to Ba1 by Moody's or to BB+ by Standard & Poor's, each of these financial institutions can decline to accept additional lease assets into their conduit arrangements and may remove us as servicer under their conduit arrangements.

                 RELATIONSHIP WITH IKON OFFICE SOLUTIONS, INC.

     As a captive finance subsidiary of IKON, we derive our customer base from the business sourced by IKON locations throughout the United States. There are several agreements and programs between us and IKON, which are described below.

THE 1996 SUPPORT AGREEMENT

     IOSC and IKON are parties to an agreement the 1996 Support Agreement, which requires IKON to maintain 100% direct or indirect ownership of us unless: (i) all of our outstanding debt has been repaid, or (ii) approval of two-thirds of our debtholders (not including IKON or affiliates of IKON or IOSC) for all amounts outstanding covered by this Support Agreement is obtained. The 1996 Support Agreement also provides that IKON will make payments to us as necessary to permit us (i) to maintain a pre-tax interest coverage ratio (income before interest expense and taxes divided by interest expense) of at least 1.25, (ii) to maintain a tangible net worth of at least $1.00 and (iii) to maintain a debt to equity ratio not in excess of 6 to 1.

     Our agreements with the holders of our debt securities and other lenders entered into after June 1, 1994, generally prohibit us from assigning, amending or terminating the 1996 Support Agreement unless either (i) all of our outstanding debt is repaid or (ii) the approval of at least two-thirds of the holders of our debt securities and lenders is obtained, not including IKON or affiliates of IKON or IOSC.

                      RATIO OF EARNINGS TO FIXED CHARGES




                                          Fiscal Year Ended September 30,
                                          -------------------------------
                                            2002    2001    2000    1999   1998
                                            ----    ----    ----    ----   ----
Ratio of Earnings to Fixed Charges.....      2.2     1.9     1.8     2.2    1.9


For purposes of computing the ratio of earnings to fixed charges, earnings represent pre-tax income plus fixed charges (net of capitalized interest). Fixed charges represent interest (whether expensed or capitalized) and one-third (the proportion deemed representative of the interest factor) of rents from continuing operations.

                                USE OF PROCEEDS

We intend to use the net proceeds from the sale of the debt securities for the financing of future sales and leasing transactions with IKON customers, and for other general corporate purposes. We expect to incur additional indebtedness in connection with our financing operations. However, the amount, timing and precise nature of such indebtedness have not yet been determined and will depend upon the volume of our business, the availability of credit and general market conditions.

                        DESCRIPTION OF DEBT SECURITIES

The following description sets forth the material terms and provisions of the debt securities to which any prospectus supplement may relate. The particular terms of the debt securities offered by any prospectus supplement and the extent, if any, to which the general provisions described below may apply to the debt securities so offered will be described in the prospectus supplement relating to such debt securities.

Offered debt securities are to be issued under an indenture, dated as of June 30, 1995, and a First Supplemental indenture, dated June 4, 1997, between IOSC and JPMorgan Chase Bank (formerly The Chase Manhattan Bank) as trustee. The statements under this caption relating to the debt securities and the indenture are summaries and do not purport to be complete. Such summaries make use of terms defined in the indenture and are qualified in their entirety by express reference to the indenture and the cited provisions thereof, a copy of which is filed as an exhibit to the registration statement to which this prospectus relates. We will enter into supplemental indentures as necessary to provide for the particular terms of a series of debt securities.

General

     Each prospectus supplement will describe the following terms relating to a series of debt securities:

     o    the title of the debt securities;

     o any limit on the aggregate principal amount of the offered debt securities that may be issued;

     o    whether any of the debt securities will be issuable in whole or in part in temporary or permanent global form or in the form of book-entry debt securities;

     o    that maturity date(s) of the debt securities;

     o the annual interest rate(s) (which may be fixed or variable) or the method for determining the rate(s) and the date(s) interest will begin to accrue on the debt securities, the date(s) interest will be payable, and the regular record dates for interest payment dates or the method for determining the date(s);

     o the place(s) where payments with respect to the debt securities shall be payable;

     o the date, if any, after which, and the price(s) at which, the series of debt securities may, pursuant to any optional redemption provisions, be redeemed at our option, and other related terms and provisions;

     o if applicable, the terms and conditions upon which the debt securities may be repayable prior to final maturity at the option of the holder thereof (which option may be conditional);

     o the denominations in which the series of debt securities will be issued, if other than denominations of $1,000 and any integral multiple thereof;

     o any mandatory or optional sinking fund or similar provisions respecting the debt securities;

     o if applicable, the price at which, the periods within which, and the terms and conditions upon which we may, pursuant to any optional or mandatory redemption provisions, be redeem the debt securities;

     o the currency or currency units in which payment of the principal of, premium, if any, and interest on the debt securities shall be payable;

     o any index used to determine the amount of payments of the principal of, premium, if any, and interest on the debt securities and the manner in which such amounts shall be determined;

     o the person to whom any interest shall be payable, if other than the person in whose name the debt securities are registered on the regular record date for such interest;

     o the portion of the principal amount of the debt securities, if other than the principal amount thereof, payable upon acceleration and maturity thereof; and

     o any other terms (which terms shall not be inconsistent with the applicable indenture) of the debt securities.

     The applicable prospectus supplement will describe any special United States federal tax consequences and any other special considerations with respect to the debt securities.

CERTAIN RESTRICTIONS

     THE 1996 SUPPORT AGREEMENT

The indenture provides that we will:

     o observe and perform in all material respects all covenants or agreements of IOSC contained in the 1996 Support Agreement;

     o to the extent possible, cause IKON to observe and perform in all material respects all covenants or agreements of IKON contained in the 1996 Support Agreement; and

     o not waive compliance under, amend in any material respect or terminate the 1996 Support Agreement;

provided that the 1996 Support Agreement may be amended or terminated if either:

     o    all the outstanding debt of IOSC is repaid; or

     o the approval of holders of not less than two-thirds in principal amount of the Outstanding Securities of each series issued under the indenture is obtained.


     RESTRICTIONS ON LIENS AND ENCUMBRANCES

We will not create, assume or guarantee any secured debt without making effective provision for securing the debt securities (and, if we shall so determine, any other indebtedness of or guaranteed by IOSC), equally and ratably with such secured debt.

This covenant does not apply to debt secured by:

     o certain mortgages, pledges, liens, security interests or encumbrances in connection with the acquisition, construction or improvement of any fixed asset or other physical or real property by IOSC,

     o mortgages, pledges, liens, security interests or encumbrances on property existing at the time of acquisition thereof, whether or not assumed by IOSC,

     o mortgages, pledges, liens, security interests or encumbrances on property of a corporation existing at the time such corporation is merged into or consolidated with IOSC or at the time of sale, lease or other disposition of the properties of a corporation or firm as an entirety or substantially as an entirety to IOSC,

     o mortgages, including mortgages, pledges, liens, security interests or encumbrances, on property of IOSC in favor of the United States of America, any state thereof, or any other country, or any agency, instrumentality or political subdivision thereof, to secure certain payments pursuant to any contract or statute or to secure certain payments pursuant to any contract or statute or to secure indebtedness incurred for the purpose of financing all or any part of the purchase price or the cost of construction or improvement of the property subject to such mortgages,

     o any extension, renewal or replacement (or successive extensions, renewals or replacements), in whole or in part, of any mortgage, pledge, lien or encumbrance referred to above, inclusive, or

     o any mortgage, pledge, lien, security interest, or encumbrance securing indebtedness owing by IOSC to one or more wholly owned Subsidiaries.

Notwithstanding the above, IOSC may, without securing the debt securities, create, assume or guarantee secured debt which would otherwise be subject to the foregoing restrictions, provided that, after giving effect thereto, the aggregate amount of all secured debt then outstanding (not including secured debt permitted under the foregoing exceptions) at such time does not exceed 5% of the Consolidated Net Tangible Assets.

     CONSOLIDATION, MERGER OR SALE

We are generally permitted to consolidate or merge with another company or firm. We are also permitted to sell substantially all of our assets to another firm, or to buy substantially all of the assets of another firm. However, we may not take any of these actions unless all of the following conditions are met:

     o In the event we merge out of existence or sell our assets, the other firm may not be organized under a foreign country's laws (that is, it must be a corporation, partnership or trust organized under the laws of a State or the District of Columbia or under federal law) and it must agree to be legally responsible for the Securities.

     o It is possible that the merger, sale of assets or other transaction would cause some of our property to become subject to a mortgage or other legal mechanism giving lenders preferential rights in that property over other lenders or over our general creditors if we fail to pay them back. We have promised to limit these preferential rights on our property, called "Secured Debt", as discussed previously under "Certain Restrictions-- Restrictions on Liens and Encumbrances". If a merger or other transaction would create any secured debt on our property, we must comply with that restrictive covenant. We would do this either by deciding that the secured debt were permitted, or by following the requirements of the restrictive covenant to provide equivalent or higher-ranking security on the same property to you and the other direct holders of the securities.

     EVENTS OF DEFAULT AND NOTICE THEREOF

The following are events of default under the indenture with respect to debt securities of any series:

     o failure to pay principal of or premium, if any, on any debt securities of that series when due;

     o failure to pay any interest on any debt securities of that series when due, continued for 30 days;

     o failure to deposit any sinking fund payment, when due, in respect of any debt securities of that series;

     o default in the performance, or breach, of any term or provision of the covenant described under "Certain Restrictions--1996 Support Agreement";

     o our failure to perform any other covenant in the indenture (other than a covenant included in the indenture solely for the benefit of a series of debt securities other than that series), continued for 60 days after written notice given to IOSC by the trustee or the holders of at least 10% in the principal amount of the debt securities outstanding and affected thereby;

     o default in payment of principal in excess of $15,000,000 or acceleration of any indebtedness for money borrowed in excess of $15,000,000 by IOSC (including a default with respect to debt securities of any series other than that series), if such indebtedness has not been discharged or become no longer due and payable or such acceleration has not been rescinded or annulled, within 10 days after written notice given to IOSC by the trustee or the holders of at least 10% in principal amount of the outstanding debt securities of such series;

     o    certain events in bankruptcy, insolvency or reorganization of IOSC;

     o certain events in bankruptcy, insolvency or reorganization of IKON or one of its subsidiaries if such event affects any significant part of the assets of IOSC or any of its subsidiaries; and

     o any other event of default provided with respect to debt securities of such series.

If an event of default with respect to debt securities of any series at the time outstanding shall occur and be continuing, either the trustee or the holders of at least 25% in principal amount of the outstanding debt securities of that series may declare the principal amount of all debt securities to be due and payable immediately; provided, however, that under certain circumstances the holders of a majority in aggregate principal amount or outstanding debt securities of that series may rescind and annul such declaration and its consequences.

The indenture provides that the trustee, within 90 days after the occurrence of a default with respect to any series of debt securities, shall give to the holders of debt securities of that series notice of all uncured defaults known to it (the term default to mean the events specified above without grace periods), provided that, except in the case of default in the payment of principal of (or premium, if any) or interest, if any, on any debt securities, the trustee shall be protected in withholding such notice if it in good faith determines that the withholding of such notice is in the interest of the holders of debt securities.

We will be required to furnish to the trustee an annual statement by certain officers of IOSC to the effect that to the best of their knowledge we are not in default in the fulfillment of any of our obligations under the indenture or, if there has been a default in the fulfillment of any such obligation, specifying each such default.

The holders of a majority in principal amount of the outstanding debt securities of any series affected will have the right, subject to certain limitations, to direct the time, method and place of conducting any proceeding for any remedy available to the trustee, exercising any trust or power conferred on the trustee with respect to the debt securities of such series, and to waive certain defaults.

Under the indenture, record dates may be set for acts of the holders with respect to events of default, declaring an acceleration, or rescission and annulment thereof, the direction of the time, method and place of conducting any proceeding for any remedy available to the trustee, exercising any trust or power conferred on the trustee, or waiving any default.

The indenture provides that in determining whether the holders of the requisite principal amount of the outstanding debt Securities have given any request, demand, authorization, direction, notice, consent or waiver thereunder:

     o the principal amount of an Original Issue Discount Security (as defined in the Indenture) that shall be deemed to be outstanding shall be the amount of the principal thereof that would be due and payable as of the date of such determination upon acceleration of the maturity thereof, and

     o the principal amount of a debt security or debt securities denominated in a foreign currency or a composite currency shall be the U.S. dollar equivalent, determined on the basis of the rate of exchange on the business day immediately preceding the date of original issuance of such debt securities by IOSC in good faith, of the principal amount of such debt securities (or, in the case of an Original Issue Discount Security, the U.S. dollar equivalent, determined based on the rate of exchange prevailing on the business day immediately preceding the date of original issuance of such debt securities, of the amount determined as provided above).

The indenture provides that in case an event of default shall occur and be continuing, the trustee shall exercise such of its rights and powers under the indenture, and use the same degree of care and skill in their exercise, as a prudent man would exercise or use under the circumstances in the conduct of his own affairs. Subject to such provisions, the trustee will be under no obligation to exercise any of its rights or powers under the indenture at the request of any of the holders of debt securities unless it is offered reasonable security or indemnity against the costs, expenses and liabilities that it might incur.

The covenants contained in the indenture and the debt securities would not necessarily afford Holders of the debt securities protection in the event of a highly leveraged or other transaction involving IOSC that may adversely affect Holders.

     MODIFICATION OF THE INDENTURE

IOSC and the trustee may modify the indenture with the consent of the holders of not less than 66 2/3% in aggregate principal amount of each series of outstanding securities issued under the indenture which are affected by the modification or amendment. However, consent of each holder of such outstanding securities affected is required for modifications which:

     o change the stated maturity date of the principal of (or premium, if any) or any installment of interest, if any, on any such Securities;

     o reduce the principal amount of (or premium, if any) or the interest, if any, on any such securities or the principal amount due upon acceleration of an Original Issue Discount Security;

     o change the place or currency of payment of principal of (or premium, if any) or interest, if any, on any such Securities;

     o impair the right to institute suit for the enforcement of any such payment on or with respect to any such Securities;

     o reduce the above-stated percentage of holders of securities necessary to modify or amend the indenture; or

     o modify the foregoing requirements or reduce the percentage of outstanding securities necessary to waive compliance with certain provisions of the indenture or for waiver of certain defaults. A record date may be set for any act of the holders with respect to consenting to any amendment.

     DEFEASANCE AND COVENANT DEFEASANCE

We may elect either:

     (a) to defease and be discharged from any and all obligations with respect to the debt securities; or

     (b) to be released from our obligations described above under "Certain Restrictions" and below under "Events of Default" with respect to the debt securities, only:

          (1) upon the deposit with The Chase Manhattan Bank, in trust, of money and/or U.S. Government Obligations, which through the payment of interest and principal of the U.S. Government Obligations in accordance with their terms will provide money in an amount sufficient to pay any installment of principal and premium, if any and interest on the debt securities on the stated maturity of the payments in accordance with the terms of the indenture and the debt securities;

          (2) upon delivery to The Chase Manhattan Bank of an opinion of counsel to the effect that the deposit and related defeasance or release will not cause the holders of the debt securities to recognize income, gain or loss for federal income tax purposes;

          (3) at the time of defeasance or release no Event of Default will have happened or be continuing or with respect to any such event specified in Section 501(7) or (8) of the indenture at any time and to the 90th day after the date of such defeasance or release; and

         (4) certain other conditions are satisfied.


BOOK-ENTRY, DELIVERY AND FORM

     Unless otherwise stated in any prospectus supplement:

     The Depository Trust Company, New York, New York ("DTC") will act as depositary. The debt securities of a series will be represented by one or more global debt securities that will be deposited with, or on behalf of, DTC and registered in the name of DTC's nominee.

     When the global debt securities are issued, DTC or its nominee will credit the accounts of persons holding interests in the global debt securities with the respective principal or face amounts of the book-entry debt securities, represented by the global debt securities. Ownership of beneficial interests in the global debt securities will be limited to participants and to persons that may hold interests through institutions, known as "participants," that have accounts with DTC. Ownership of beneficial interests by participants in the global debt securities will be shown on, and the transfer of that owners interest will be effected only through, records maintained by DTC or its nominee for the global debt securities. Ownership of beneficial interests in the global debt securities by persons that hold through a participant will be shown on and the transfer of that ownership interest within that participant will be effected only through, records maintained by that participant.

     The total amount of any principal and interest due on any global debt security on any interest payment date or at maturity will be made available to the trustee on that date. As soon as possible after that date, the trustee will make the payments to DTC. Neither we, the trustee, the paying agent, our agent nor the trustee's agent will have any responsibility or liability for any aspect of DTC's records relating to or payments made on account of beneficial ownership interests in the global debt securities or for maintaining, supervising or reviewing any of DTC's records relating to the beneficial ownership interests.

     DTC has advised us that, upon receipt of any payment of principal or of interest on the global debt securities, DTC will immediately credit, through its book-entry registration and transfer system, the accounts of participants with payments in amount proportionate to their respective beneficial interests in the principal amount of the global debt securities as shown on DTC's records. Payments by participants to owners of beneficial interests in the global debt securities held through these participants will be governed by standing instructions and customary practices, as is now the case with debt securities held for customer accounts registered in "street name," and will be the sole responsibility of these participants.

     The global debt securities will be exchangeable for definitive debt securities in registered form, bearing interest at the same rate, having the same date of issuance, maturity and other terms and of differing nominations aggregating a like amount, only if:

     o DTC notifies us that it is unwilling or unable to continue as depositary for the global debt securities or if at any time DTC ceases to be a clearing agency registered under the Securities Exchange Act of 1934; or

     o we in our sole discretion determine that the global debt securities will be exchangeable for definitive debt securities in registered form.

     If issued, the definitive debt securities will be registered in the names of the owners of the beneficial interests in the global debt securities as provided by DTC's relevant participants as identified by DTC. Except as described in this paragraph, the global debt securities will not be exchangeable, except for global debt securities of like denominations to be registered in the name of DTC or its nominee.

     So long as DTC or its nominee is the registered owner of the global debt securities, DTC or its nominee, as the case may be, will be considered the sole owner or holder of the global debt securities for the purposes of receiving payment on the debt securities, receiving notices and for all other purposes under the indenture and the debt securities. Except as provided above, owners of beneficial interests in the global debt securities will not be entitled to receive physical delivery of debt securities in definitive form and will not be considered the holders of debt securities for any purpose under the indenture.

     Accordingly, each person owning a beneficial interest in the global debt securities must rely on DTC's procedures and, if that person is not a participant, on the procedures of the participant through which that person owns its interest, to exercise any rights of a holder under the indenture. The laws of some jurisdictions require that some types of purchasers of debt securities take physical delivery of the debt securities in definitive form. The limits and laws described in this paragraph may impair the ability to transfer beneficial interests in the global debt securities.

     We understand that under existing industry practices, if we request any action of holders or if an owner of a beneficial interest in a global debt securities desires to give or take any action which a holder is entitled to give or take under the indenture, DTC will authorize the participants holding the relevant beneficial interests to give or take that action and the participants will authorize beneficial owners owning through these participants to give or take that action or will otherwise act upon the instructions of beneficial owners owning through them.

DTC has advised us that it is:

o    a limited-purpose trust company under the New York Banking Law;

o    a "banking organization" within the meaning of the New York Banking Law;

o    a member of the Federal Reserve System;

o a "clearing corporation" within the meaning of the New York Uniform Commercial Code; and

o a "clearing agency" registered pursuant to the provisions of Section 17A of the Securities Exchange Act of 1934.

     DTC was created to hold securities of its participating organizations ("participants") and to facilitate the clearance and settlement of securities transactions, such as transfers and pledges, among its participants in such securities through electronic computerized book-entry changes in accounts of the participants, thereby eliminating the need for physical movement of securities certificates. Participants include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations, some of whom (and/or their representatives) own DTC. Access to DTC's book-entry system is also available to others, such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly. Persons who are not participants may beneficially own securities held by DTC only through participants.

THE TRUSTEE AND THE PAYING AGENT

     The indenture contains certain limitations on the right of the trustee, as a creditor of IOSC, to obtain payment of claims in certain cases, or to realize on certain property received in respect of any such claim as security or otherwise. In addition, the trustee may be deemed to have a conflicting interest and may be required to resign as trustee if at the time of a default under the indenture it is a creditor of IOSC.

     JPMorgan Chase Bank, the trustee under the indenture, maintains a banking relationship with IOSC and IKON.

     Unless otherwise stated in the applicable prospectus supplement, The Chase Manhattan Bank will act as paying agent for the debt securities.

                             PLAN OF DISTRIBUTION

     We may sell debt securities to or through one or more underwriters or dealers and also may sell debt securities to other investors directly or through agents. Any such underwriter or agent involved in the offer and sale of the debt securities will be named in the Prospectus Supplement. The underwriters or agents may include one or more of Lehman Brothers Inc., JPMorgan Chase Bank, Goldman, Sachs & Co., Merrill Lynch & Co., Merrill Lynch, Pierce, Fenner & Smith Incorporated, Deutsche Bank Securities, Banc of America Securities or a group of underwriters represented by one or more of such firms or may be one or more other firms.

     Underwriters or agents may offer and sell the debt securities at a fixed price or prices, which may be changed, or from time to time at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. In connection with the sale of the debt securities, underwriters or agents may be deemed to have received compensation from us in the form of underwriting discounts or commissions and may also receive commissions from purchasers of the debt securities for whom they may act as agent. Underwriters or agents may sell the debt securities to or through dealers, and such dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters or commissions from the purchasers for whom they may act as agent.

     We do not expect to list the debt securities. The debt securities when first issued will have no established trading market. Any underwriters or agents to or through whom debt securities are sold by us for public offering and sale may make a market in such debt securities, but such underwriters or agents will not be obligated to do so and may discontinue any market making at any time without notice. No assurance can be given as to the liquidity of the trading market for any debt securities.

     Any underwriters or agents participating in the distribution of the debt securities may be deemed to be underwriters, and any discounts and commissions received by them and any profit realized by them on resale of the debt securities may be deemed to be underwriting discounts and commissions, under the Securities Act of 1933. Underwriters or agents may be entitled, under agreements entered into with us, to indemnification against or contribution toward certain civil liabilities under the Securities Act of 1933.

     During and after an offering, underwriters may purchase and sell the debt securities in the open market. These transactions may include overallotment and stabilizing transactions and purchases to cover syndicate short positions created in connection with the offering. Stabilizing transactions consist of certain bids or purchases for the purpose of preventing or retarding a decline in the market price of the debt securities, and syndicate short positions involve the sale by the underwriters of a greater number of debt securities than they are required to purchase from IOSC in the offering. Underwriters also may impose a penalty bid, whereby selling concessions allowed to syndicate members or other broker-dealers in respect of the debt securities sold in the offering for their account may be reclaimed by the syndicate if such securities are repurchased by the syndicate in stabilizing or covering transactions. These activities may stabilize, maintain or otherwise affect the market price of the debt securities, which may be higher than the price that might otherwise prevail in the open market.

     Certain of the underwriters or agents and their associates may be customers of, engage in transactions with and perform services for us in the ordinary course of business.

                                 LEGAL MATTERS

     Unless otherwise indicated in the applicable prospectus supplement, the validity of the debt securities will be passed upon for us by Don H. Liu, General Counsel of IKON, and for any underwriters or agents by legal counsel for such parties. As of December 7, 2002, Mr. Liu beneficially owned 322,085 shares of Common Stock of IKON, including 260,000 shares over which he has the right to acquire beneficial ownership through the exercise of stock options granted under IKON'S stock option plans.

                                    EXPERTS

     The consolidated financial statements for each of the two years in the period ended September 30, 2001 incorporated in this Prospectus by reference to the Annual Report on Form 10-K for the year ended September 30, 2001, have been incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

     The consolidated financial statements for the year ended September 30, 1999 incorporated in this Prospectus by reference to the Annual Report on Form 10-K for the year ended September 30, 2001, have been incorporated in reliance on the report of Ernst and Young LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

                                    PART II

                    INFORMATION NOT REQUIRED IN PROSPECTUS

Item 15. Indemnification of Directors and Officers.

Section 18-108 of the Limited Liability Company Act of the State of Delaware, as amended, under which IOS Capital, LLC is formed, empowers a limited liability company to indemnify and hold harmless any member or manager or other person from and against any and all claims and demands whatsoever.

IOS Capital, LLC. Section 17 of IOS Capital, LLC's Limited Liability Company Agreement provides as follows:

               (a) No Manager or officer of the Company shall have any personal liability whatsoever to the Company or any Member on account of such Manager's or officer's status as a Manager or officer or by reason of such Manager's or officer's acts or omissions in connection with the conduct of the business of the Company; provided, however, that nothing contained herein shall protect any Manager or officer against any liability to the Company or the Members to which such Manager or officer would otherwise be subject by reason of (i) any act or omission of such Manager or officer that involves actual fraud or wilful misconduct or (ii) any transaction from which such Manager or officer derived improper personal benefit.

               (b) To the fullest extent permitted by applicable law, the Company shall indemnify and hold harmless each Manager and officer and the affiliates of any Manager or officer (each an "Indemnified Person") against any and all losses, claims, damages, expenses and liabilities (including, but not limited to, any investigation, legal and other reasonable expenses incurred in connection with, and any amounts paid in settlement of, any action, suit, proceeding or claim) of any kind or nature whatsoever that such Indemnified Person may at any time become subject to or liable for by reason of the formation, operation or termination of the Company, or the Indemnified Person's acting as a Manager or officer under this Agreement, or the authorized actions of such Indemnified Person in connection with the conduct of the affairs of the Company (including, without limitation, indemnification against negligence, gross negligence or breach of duty); provided, however, that no Indemnified Person shall be entitled to indemnification if and to the extent that the liability otherwise to be indemnified for results from (i) any act or omission of such Indemnified Person that involves actual fraud or wilful misconduct or (ii) any transaction from which such Indemnified Person derived improper personal benefit. The indemnities hereunder shall survive termination of the Company. Each Indemnified Person shall have a claim against the property and assets of the Company for payment of any indemnity amounts from time to time due hereunder, which amounts shall be paid or properly reserved for prior to the making of distributions by the Company to Members. Costs and expenses that are subject to indemnification hereunder shall, at the request of any Indemnified Person, be advanced by the Company to or on behalf of such Indemnified Person prior to final resolution of a matter, so long as such Indemnified Person shall have provided the Company with a written undertaking to reimburse the Company for all amounts so advanced if it is ultimately determined that the Indemnified Person is not entitled to indemnification hereunder.

               (c) The contract rights to indemnification and to the advancement of expenses conferred in this Section 17 shall not be exclusive of any other right that any person may have or hereafter acquire under any statute, agreement, vote of the Managers, Members or otherwise.

               (d) The Company may maintain insurance, at its expense, to protect itself and any Manager, officer, employee or agent of the Company or another limited liability company, corporation, partnership, joint venture, trust or other enterprise against any expense, liability or loss, whether or not the

Company would have the power to indemnify such person against such expense, liability or loss under the Delaware Act or other applicable law.

               (e) The Company may, to the extent authorized from time to time by the Board of Managers, grant rights to indemnification and to advancement of expenses to any employee or agent of the Company to the fullest extent of the provisions of this Section 17 with respect to the indemnification and advancement of expenses of Managers and officers of the Company.

               (f) Notwithstanding the foregoing provisions of this Section 17, the Company shall indemnify an Indemnified Person in connection with a proceeding (or part thereof) initiated by such Indemnified Person only if such proceeding (or part thereof) was authorized by the Board of Managers of the Company; provided, however, that an Indemnified Person shall be entitled to reimbursement of his or her reasonable counsel fees with respect to a proceeding (or part thereof) initiated by such Indemnified Person to enforce his or her right to indemnity or advancement of expenses under the provisions of this Section 17 to the extent the Indemnified Person is successful on the merits in such proceeding (or part thereof).


Item 16. Exhibits

     2.1  Certificate of Conversion of IOS Capital, Inc. into IOS Capital,
          LLC.
     3.1  Certificate of Formation of IOS Capital, LLC.
     3.2  Operating Agreement of IOS Capital, LLC.

                                  SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Amendment to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Macon, State of Georgia, on December 23, 2002.


                                  IOS CAPITAL, LLC

                                  BY:  /s/ William S. Urkiel
                                      -----------------------------------------


     Pursuant to the requirements of the Securities Act of 1933, this Amendment has been signed by the following persons in the capacities and on the dates indicated.